UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Moleculin Biotech, Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

Moleculin Biotech, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A relating to the Company’s 2023 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission on April 13, 2023. The section, “Compensation of Directors and Executive Officers – Director Compensation” included a description of the Company’s Director compensation policy, the text of which included an error with respect to the number of options issuable to directors pursuant to the policy. The Company is filing these additional materials (the “Additional Materials”) to correct this error. The Additional Materials should be read together with the Proxy Statement. Except as described herein, the Additional Materials do not amend, replace, supplement or otherwise affect the Proxy Statement or the information contained therein.

Proxy Statement Supplement for the 2023 Annual Meeting of Stockholders

Our Compensation Committee has engaged Pay Governance LLC, an independent compensation consultant, to advise them on matters relating to our non-employee director compensation program. Based on a review of a compensation study prepared by Pay Governance, our Compensation Committee recommended to our Board and our Board approved the following policy for compensating non-employee members of the Board:

•     Each non-employee director shall receive annual cash compensation of $40,000. In addition, the chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive an annual compensation of $15,000, $10,000 and $7,500, respectively; the other members of such committees shall receive an annual compensation of $7,500, $5,000 and $3,750, respectively; and the Lead Independent Director shall receive an annual compensation of $15,000. All payments will be made within 15 days after calendar quarter end.

•     Upon the initial appointment (or election) of non-employee directors to the Board, the director will be issued a 10-year option to purchase 30,000 shares of our common stock, under our 2015 Stock Plan, with 3-year annual vesting and an exercise price equal the closing price of our common stock on the date of the appointment (or election).

•     Annually, on the date of our annual meeting, each non-employee director that is re-elected at the annual meeting will be issued, upon a motion and approval of the Board of Directors, a 10-year option to purchase 15,000 shares of our common stock, under our 2015 Stock Plan, with 1-year annual vesting and an exercise price equal the closing price of our common stock on the date of the annual meeting.